EXHIBIT 4.6


NOKIA                                                                   1(3)

                                                 March 30, 2006




GENERAL TERMS AND CONDITIONS
THE NOKIA AUXILIARY EQUITY PLAN 2006



1.   Purpose and Scope of the Plan

         The purpose of the Nokia Auxiliary Equity Plan 2006 (the "Plan") is to retain and motivate the employees including members of the management in businesses acquired by Nokia Corporation or any of its Group companies (hereinafter referred to as "Nokia"). The Plan is further aimed to incentivize these persons to ensure the long-term success of the business acquisitions. The Plan, as it is share-based, is also intended to promote the Plan participants' share ownership in Nokia Corporation.

         Nokia may award under the Plan equity instruments based on Nokia ordinary shares, Nokia American Depositary Shares (the "ADS's"), evidenced by Nokia American Depositary Receipts (the "ADR's"), later referred to as ("Grants"), to eligible employees of Nokia Group, or eligible employees in the acquired businesses ("Participants") up to the aggregate maximum of 4,000,000 shares.

2.   Sub-plans and Instruments to be issued under the Plan

         Nokia may grant share-based, long-term incentives under the Plan under more than one sub-plan ("Sub-Plan") as follows:

              o    Stock Options ("Stock Options")

              o Performance Share Units ("Performance Share Units") or Performance Shares ("Performance Shares")

              o    Restricted Shares ("Restricted Shares")

              o    Other equity incentives ("Other Incentives")

         The Plan is set-up to either:

         a) exchange the currently outstanding equity instruments, such as stock options issued by the acquired companies into new stock options or other equity instruments issued by Nokia, with substantially similar terms and conditions, or as determined in the relevant Sub-Plan; or

         b) issue completely new equity incentive instruments.

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NOKIA                                                                   2(3)

                                                 March 30, 2006


         The terms and conditions of the Sub-Plans form attachments to this document, later referred to as the general plan rules ("General Plan Rules"), and will be approved by the Board, at the time of their launch. The instruments granted under any of the Sub-Plans are referred to as "Grants" or to the Sub-Plan specific terms mentioned below in paragraph 2 above.

         In case of a discrepancy between these General Plan Rules and the Sub-Plan Rules, these General Plan Rules shall prevail. The Individual Grant Agreements entered into between Nokia and the Plan participants shall prevail over the relevant Sub-Plan Rules.

3.   Effectivity and Administration of the Plan

         The Board of Directors of Nokia Corporation ("Board") has approved these General Plan Rules as of March 30, 2006, as of which date the Plan becomes effective.

         The Plan shall be administered on behalf of Nokia by the Board or its Personnel Committee ("Personnel Committee"), or its assignee, as determined by the Board. Nokia has the right to approve such rules and procedures and take such other measures, as it shall deem necessary or appropriate for the administration of the Plan. Nokia shall also have the authority to interpret and amend these Plan Rules and Sub-Plan Rules, as applicable, as well as terminate the Plan or Sub-Plan. Such a resolution may also affect the Grants then outstanding, but not settled or exercised.

         Nokia has the right to determine the practical manner of administration of the Plan, including the acquiring, issuance, sale, and transfer of the shares necessary to complete the Grant or the settlement of a Grant to the Participant. Nokia has the right to require from the Participant the submission of such information or contribution that is necessary for the administration of the Plan.

4.   Eligible Employees

         The Board or its Personnel Committee, or their assignee, shall approve the Grants under the Plan to eligible employees ("Participants"), in accordance with either a) Nokia's Global Grant guidelines, or b) specific grant nomination or specific guidelines applicable to an acquisition or acquisitions, as approved by the Board, Personnel Committee or its assignee.

         The Board of Directors, Personnel Committee or its assignee may approve a deviation of the Plan and Sub-Plan rules.

5.   Stock option Sub-Plan,

         Attachment 1

6.   Performance Share Sub-Plan

         Attachment 2

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NOKIA                                                                   3(3)

                                                 March 30, 2006

7.   Restricted Share Sub-Plan

         Attachment 3

8.   Other Incentives

         The Board may from time to time approve other equity incentives to be set up under the Plan.

9.   Governing Law

         The Plan is governed by Finnish law. Disputes arising out of the Plan shall be settled by arbitration in Helsinki, Finland in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce, by one arbitrator.